Exhibit 21.1

List of Subsidiaries of the Registrant

Name	Subsidiaries	Place of Incorporation
China Capital Financial LLC	100%	Delaware
CRF China Limited	100%	British Virgin Islands
CRF China Holding Co. Limited	100%	Hong Kong
HML China LLC	100%	Delaware
HML China Investment LLC	100%	Delaware
Capital Financial Co., Ltd.	100%	People’s Republic of China
Shanghai Shouhang Business Management Co., Ltd.	100%	People’s Republic of China
Shanghai CRF Business Management Co., Ltd.	100%	People’s Republic of China
CRF Finance Lease Co., Ltd.	100%	People’s Republic of China
Shanghai HML Asset Management Co., Ltd.	100%	People’s Republic of China
Qianhai Shouhang Guarantee (Shenzhen) Co., Ltd.	100%	People’s Republic of China
Shanghai CRF Financial Information Service Co., Ltd.	100%	People’s Republic of China
Haidong CRF Micro-credit Co., Ltd.	100%	People’s Republic of China
CRF Wealth Management Co., Ltd.	100%	People’s Republic of China

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